BeautyHealth Announces Appointment Of Marla Beck As
Chief Executive Officer

LONG BEACH, Calif., March 12, 2024 – The Beauty Health Company (NASDAQ: SKIN), home to flagship brand Hydrafacial, today announced its Board of Directors has unanimously approved Marla Beck as the Company’s permanent President and Chief Executive Officer. Ms. Beck has been Interim CEO since November 20, 2023, in addition to serving on the Company’s Board of Directors, which she will continue to do going forward.

“Over the past few months, the Board has undertaken an extensive search to identify BeautyHealth’s next CEO,” said Chairman of the Board Brent Saunders. “The Board unanimously agrees that Marla has done an outstanding job during her tenure as Interim CEO and that she is the right person to lead BeautyHealth into the future. Marla is an assured leader, focused on performance. As a beauty industry veteran, she brings a deep understanding of the sector and a track record of building enduring and authentic brands that deliver significant value. Marla possesses a deep understanding of the challenges and opportunities ahead for BeautyHealth, and the Board is confident in her steadying leadership.”

Before joining the BeautyHealth Board of Directors in June of 2022 and being appointed Interim Chief Executive Officer in November 2023, Ms. Beck established herself as a serial entrepreneur and visionary brand-builder. Ms. Beck is the founder and former CEO of Bluemercury, the disruptive omnichannel beauty and spa retailer founded in 1999.  She led Bluemercury from inception to a strategic sale to Macy’s in 2015 and continued to lead the company as an independent business unit of Macy’s until 2021. Under Ms. Beck’s leadership, Bluemercury’s presence spanned nearly 200 brick and mortar stores, a thriving e-Commerce platform, a highly penetrated loyalty program, and private label product brands M-61 Powerful Skincare and Lune+Aster Cosmetics.

Prior to founding Bluemercury, Ms. Beck was a consultant at McKinsey & Company. Ms. Beck holds a Bachelor of Arts degree from the University of California, Berkeley; an MBA from Harvard Business School; and an MPA from Harvard’s John F. Kennedy School of Government.

“It is an honor to step into the role of CEO of BeautyHealth,” said Ms. Beck. “The Company and our brands intrigue and inspire me, much like they do the entire beauty and aesthetics industry. As I have spent time in the day-to-day operations, I am more confident than ever in BeautyHealth’s growth potential and Hydrafacial’s particular competitive positioning with providers, partners and consumers. The Company’s intrinsic strengths are unmatched; and, along with a renewed focus on operational excellence and financial rigor, I am confident we will drive meaningful growth and value for employees, providers and shareholders.”

About The Beauty Health Company
The Beauty Health Company (NASDAQ: SKIN) is a global category-creating company delivering millions of skin health experiences every year that help consumers reinvent their relationship with their skin, bodies and self-confidence. Our brands are pioneers: Hydrafacial™ in hydradermabrasion, SkinStylus™ in microneedling, and Keravive™ in scalp health. Together, with our powerful global community of estheticians, partners and consumers, we are personalizing skin health for all ages, genders, skin tones, and skin types. We are committed to being ever more mindful in how we conduct our business to positively impact our communities and the planet. Find a local provider at https://hydrafacial.com/find-a-provider, and learn more at beautyhealth.com or LinkedIn.

Investors: IR@beautyhealth.com
Press: press@beautyhealth.com